Exhibit 15

August 5, 2019

The Shareholders and Board of Directors of
Crawford & Company

We are aware of the incorporation by reference in the Registration Statements (File Nos. 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, 333-125557, 333-140310, 333-142569, 333-157896, 333-161278, 333-161279, 333-161280, 333-170344, 333-190373, 333-199915, 333-213010, and 333-228178) of Crawford & Company of our report dated August 5, 2019 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended June 30, 2019.

/s/ Ernst & Young LLP